EXHIBIT 8.1

InterXion Holding N.V.

Tupolevlaan 24

1119 NA Schiphol-Rijk

The Netherlands

January 24, 2011

Re:	Registration Statement on Form F-1

Ladies & Gentlemen:

We have acted as United States federal income tax counsel to InterXion Holding N.V., a public limited liability company organized in the Netherlands (the “Issuer”), in connection with the preparation and filing by the Issuer with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (Registration No.333-171662), and all amendments thereto (the “Registration Statement”), pursuant to which the Issuer is offering ordinary shares with no par value (the “Offering”).

We hereby confirm that the information contained in the Registration Statement under the heading “Taxation—Certain U.S. Federal Income Tax Considerations”, insofar as such information summarizes the provisions of the federal tax laws of the United States, constitutes a fair and accurate summary in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Offering under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States. This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Linklaters LLP

Linklaters LLP